EXHIBIT 99
News Release
For further information contact:
Geralyn DeBusk
Halliburton Investor Relations
972-458-8000

Dave & Buster’s, Inc. Reports Financial Results
for its Fourth Quarter and Fiscal Year 2010

DALLAS—April 14, 2011—Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes, today announced results for its fourth quarter and fiscal year ended January 30, 2011.

Total revenues increased 1.4% to $135.5 million in the fourth quarter of 2010, compared to $133.6 million in the fourth quarter of 2009.  The year-over-year revenue increase was driven by a 1.2% increase in comparable store sales and a $3.0 million increase in revenues from non-comparable stores and other revenue sources.  These revenue increases were partially offset by the loss of $2.7 million in revenues associated with the flood-related closure of our store in Nashville, Tennessee.  Total Food and Beverage revenues increased 0.2%, while revenues from Amusements and Other increased 2.6%.

Adjusted EBITDA increased 12.3% to $28.0 million versus $24.9 million in the fourth quarter of fiscal 2009.

Total revenues for the 52-week period increased 0.1% to $521.5 million from $520.8 million for the comparable period last year.  Revenue gains of $17.4 million from our non-comparable stores and other revenue sources were offset by a 1.9% decline in comparable store sales and the loss of $7.4 million in revenues associated with the flood-related closure of the Company’s store in Nashville, Tennessee.  Total Food and Beverage revenues decreased 0.9%, while revenues from Amusements and Other increased 1.3%.

Adjusted EBITDA for the 52-week period increased 3.8% to $86.3 million versus $83.1 million for the comparable period last year.  The Adjusted EBITDA for the quarter and year-to-date was not adversely affected by the closure of our Nashville store as the result of coverage under our business interruption insurance policy.

“I am very proud of the sales growth that our team delivered during the fourth quarter.  We coupled that performance with exceptional cost control to deliver significant profit growth,” said Steve King, Chief Executive Officer.  “Even more encouraging is the broad based sales momentum we have seen in both our walk in and special events business during early 2011.”  The Company estimates that for the first 10 weeks of fiscal 2011, comparable store sales increased by approximately 5.3% versus the same period in fiscal 2010.

Non-GAAP Financial Measures
A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

The Company will hold a conference call to discuss fourth quarter results on Thursday, April 14, 2011, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  To participate in the conference call please dial (866) 765-2661 a few minutes prior to the start time and reference conference ID# 57296517.   Additionally, a live and archived webcast of the conference call will be available on the Company's website, www.daveandbusters.com.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s is the premier national owner and operator of 57 high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages.  Dave & Buster’s currently has stores in 24 states and Canada.  For additional information on Dave & Buster’s, please visit www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.

DAVE & BUSTER’S, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(audited)

	January 30, 2011	January 31, 2010
	(audited)	(audited)
ASSETS

Current assets:

Cash and cash equivalents	$34,407	$16,682
Other current assets	42,284	30,104

Total current assets	$76,691	$46,786

Property and equipment, net	304,819	294,151

Intangible and other assets, net	383,032	142,703

Total assets	$764,542	$483,640

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$81,877	$80,708

Other long-term liabilities	96,417	83,872

Long-term debt, net of unamortized discount	346,418	226,414

Stockholders' equity	239,830	92,646

Total liabilities and stockholders' equity	$764,542	$483,640

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	January 30, 2011		January 31, 2010

Food and beverage revenues	$72,012	53.2%	$71,833	53.7%
Amusement and other revenues	63,446	46.8%	61,812	46.3%
Total revenues	135,458	100.0%	133,645	100.0%

Cost of products	26,525	19.6%	27,340	20.5%
Store operating expenses	71,261	52.7%	74,612	55.8%
General and administrative expenses	8,161	6.0%	8,158	6.1%
Depreciation and amortization	12,906	9.5%	13,825	10.3%
Pre-opening costs	452	0.3%	700	0.5%
Total operating expenses	119,305	88.1%	124,635	93.2%

Operating income	16,153	11.9%	9,010	6.8%
Interest expense, net	8,321	6.1%	5,340	4.0%

Income before provision for income taxes	7,832	5.8%	3,670	2.8%
Income tax provision	3,331	2.5%	3,760	2.8%
Net income (loss)	$4,501	3.3%	$(90)	0.0%

Other information:
Stores open at end of period (2)	58		56

The following table sets forth a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended	13 Weeks Ended
	January 30, 2011	January 31, 2010

Total net income (loss)	$4,501	$(90)
Add back: Provision for income taxes	3,331	3,760
Interest expense, net	8,321	5,340
Depreciation and amortization	12,906	13,825
EBITDA	29,059	22,835
Add back: (Gain) Loss on asset disposal	(3,326)	330
Share-based compensation	263	247
Currency transaction (gain) loss	(54)	1
Pre-opening costs	452	700
Reimbursement of affiliate expenses	204	342
Severance	216	101
Deferred amusement revenue and ticket
redemption liability adjustments	693	345
Transaction costs	464	-
Adjusted EBITDA (3)	$27,971	$24,901

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands)
(audited)

	52 Weeks Ended		52 Weeks Ended
	January 30, 2011 (1)		January 31, 2010

Food and beverage revenues	$267,514	51.3%	$269,973	51.8%
Amusement and other revenues	254,025	48.7%	250,810	48.2%
Total revenues	521,539	100.0%	520,783	100.0%

Cost of products	103,981	19.9%	104,137	20.0%
Store operating expenses	300,498	57.7%	306,799	59.0%
General and administrative expenses	42,734	8.2%	30,437	5.8%
Depreciation and amortization	50,018	9.6%	53,658	10.3%
Pre-opening costs	2,289	0.4%	3,881	0.7%
Total operating expenses	499,520	95.8%	498,912	95.8%

Operating income	22,019	4.2%	21,871	4.2%
Interest expense, net	32,462	6.2%	22,122	4.2%

Loss before provision for income taxes	(10,443)	-2.0%	(251)	0.0%
Income tax provision (benefit)	(3,148)	-0.6%	99	0.0%
Net loss	$(7,295)	-1.4%	$(350)	0.0%

Other information:
Stores open at end of period (2)	58		56

The following table sets forth a reconciliation of net loss to EBITDA and Adjusted EBITDA for the periods shown:

	52 Weeks Ended	52 Weeks Ended
	January 30, 2011 (1)	January 31, 2010

Total net loss	$(7,295)	$(350)
Add back: Provision (benefit) for income taxes	(3,148)	99
Interest expense, net	32,462	22,122
Depreciation and amortization	50,018	53,658
EBITDA	72,037	75,529
Add back: (Gain) Loss on asset disposal	(2,397)	1,361
Gain on acquisition of limited partnership	-	(357)
Share-based compensation	2,491	722
Currency transaction gain	(143)	(123)
Pre-opening costs	2,289	3,881
Reimbursement of affiliate expenses	626	750
Severance	1,183	295
Deferred amusement revenue and ticket
redemption liability adjustments	1,276	932
Transaction costs	8,918	155
Adjusted EBITDA (3)	$86,280	$83,145

NOTE

(1) As previously reported by the Company, on June 1, 2010, affiliates of Oak Hill Capital Partners acquired all of the outstanding capital stock of our direct parent, Dave & Buster’s Holdings, Inc.  Accounting principles generally accepted in the United States require operating results for the Company prior to the June 1, 2010 acquisition to be presented as Predecessor’s results in the historical financial statements.  Operating results for the Company subsequent to the June 1, 2010 acquisition are presented or referred to as Successor’s results in our historical financial statements.  References to the 52 week period ended January 30, 2011, included in this release relate to the combined 244 day period ended January 30, 2011 of the Successor and the 120 day period ended May 31, 2010 of the Predecessor.  The results for the Successor period include the impacts of purchase accounting.  However, we believe that the discussion of our combined operational results is appropriate as we highlight operational changes as well as purchase accounting related items.

(2) The number of stores open at January 30, 2011 includes our stores in Roseville, California and Wauwatosa, Wisconsin which opened on May 3, 2010 and March 1, 2010, respectively.  The store counts as of the end of both fiscal years include one franchise location in Canada (opened June 25, 2009) and our location in Nashville, Tennessee, which temporarily closed on May 2, 2010 due to flooding.  The Nashville location remains closed as of January 30, 2011.

(3) EBITDA, a non-GAAP measure, is defined as net income (loss) before income tax expense (benefit), interest expense (net) and depreciation and amortization.  Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA plus (gain) loss on asset disposal, share-based compensation expense, pre-opening costs, reimbursement of affiliate expenses, and other non-cash or non-recurring charges.  The company believes that EBITDA and Adjusted EBITDA (collectively, “EBITDA – Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures.  The Company believes that the EBITDA – Based Measures are used by many investors, analysts and rating agencies as a measure of performance.  In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our Senior Credit Facility and indentures relating to the Company’s senior notes.  Neither of the EBITDA – Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance.  EBITDA and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.